                                                 Filed Pursuant to Rule 424(b)2
                                                 Registration No. 33-61841


PROSPECTUS
                                422,538 SHARES
                       CHAMPION HEALTHCARE CORPORATION

                                 COMMON STOCK
                               $0.01 PAR VALUE

         The 422,538 shares of Common Stock of Champion Healthcare Corporation (the "Company") offered by this Prospectus are being offered by the selling
shareholders (the "Selling Shareholders") named herein.   No part of the
proceeds of the offering of these shares will be received by the Company.

         The Company has been advised that sales of the shares may be made from time to time by or for the account of the Selling Shareholders on the American Stock Exchange, in the over-the-counter market, in private transactions, or otherwise, through broker-dealers. These sales will be made either at market prices prevailing at the time of sale or at negotiated prices. Broker-dealers may either act as agent for a Selling Shareholder or may purchase any of the shares as principal and thereafter may sell such shares from time to time in transactions on the American Stock Exchange or in the over-the-counter market at market prices prevailing at the time of sale or at negotiated prices.

         A Selling Shareholder may be considered to be an underwriter within the meaning of the Securities Act of 1933, with respect to the Common Stock offered hereby, although no Selling Shareholder hereby admits to being of such status.

         Pursuant to an agreement with the Company, all expenses incurred by the Company in connection with this offering are to be borne by the Company except for brokers' commissions, taxes and other similar selling expenses which are to be borne by the Selling Shareholders.

         Sales of these 422,538 shares on behalf of the Selling Shareholders under this Prospectus will terminate 120 days after the date hereof.


         The closing price per share of the Common Stock of the Company on the American Stock Exchange on October 5, 1995, was $7.00.



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   **********


               The date of this Prospectus is October 6, 1995.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Shares and the Company, reference is made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company, including the Registration Statement, can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and at Room 1400, 75 Park Place, New York, New York 10007; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company's Common Stock is traded on the American Stock Exchange and reports, proxy statements and other information can be inspected at such exchange at 86 Trinity Place, New York, New York 10006.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The Company hereby incorporates in this Prospectus by reference the
Company's: (i) Annual Report on Form 10-K for the year ended December 31, 1994 (as amended by Form 10-K/A Amendment No. 3); (ii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (as amended by Form 10Q/A Amendment No. 1); and (iii) Current Report on Form 8-K dated April 13, 1995 (as amended by Form 8-K/A Amendment No. 1). All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Shares described in this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents.

         In addition the Company hereby incorporates in this Prospectus by reference the following:

          (1) For AmeriHealth, Inc.

                 From its Form 10-K dated December 31, 1993, as amended; Consolidated Statement of Financial Position as of December
                       31, 1993 and 1992;
                 Consolidated Statement of Operations for the years ended
                       December 31, 1993 and 1992;
                 Consolidated Statement of Cash Flows for the years ended
                       December 31, 1993 and 1992;
                 Consolidated Statement of Shareholders' Equity for the years ended December 31, 1993 and 1992;
                 Notes to Consolidated Financial Statements; and
                 Report of Independent Public Accountants.

                 From the Company's Form 8-K/A Amendment No. 2, dated December
                       6, 1994 (filed August 7, 1995);
                 Condensed Consolidated Statement of Operations for the eleven months ended November 30, 1994 (Unaudited);

                 Condensed Consolidated Statement of Cash Flows for the eleven months ended November 30, 1994 (Unaudited); and
                 Notes to Condensed Consolidated Financial Statements
                       (Unaudited).

         (2) For Gulf Coast Hospital

                 From the AmeriHealth, Inc. Proxy Statement dated November 11,
                       1994, as amended;
                 Condensed Statement of Operations  for the eight months ended
                       August 31, 1992 (Unaudited);
                 Condensed Statement of Cash Flows for the eight months ended
                       August 31, 1992 (Unaudited); and
                 Notes to Condensed Financial Statements (Unaudited).

         (3) For Psychiatric Healthcare Corporation

                 From the AmeriHealth, Inc. Proxy Statement dated November 11,
                       1994, as amended;
                 Consolidated Statement of Operations for the year ended
                       December 31, 1993;
                 Consolidated Statement of Cash Flows for the year ended
                       December 31, 1993; and
                 Report of Independent Auditors.

                 From the Company's Form 8-K/A Amendment No. 1, dated December
                       6, 1994;
                 Condensed Consolidated Statement of Operations for the nine months ended September 30, 1994 (Unaudited);
                 Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 1994 (Unaudited); and
                 Notes to Condensed Consolidated Financial Statements
                       (Unaudited).


         (4) For Dakota Hospital

                 From the Company's Form 8-K dated December 21, 1994;
                 Dakota Hospital Balance Sheets dated September 30, 1993 and
                       1994;
                 Dakota Hospital Statements of Revenue and Expenses and Changes
                       in Fund Balance for the years ended September 30, 1993 and 1994;
                 Dakota Hospital Statements of Cash Flows for the years ended
                       September 30, 1993 and 1994;
                 Notes to Financial Statements; and
                 Independent Auditor's Report.

                 From the Company's Form 8-K/A Amendment No. 2 dated December
                       21, 1994 (filed August 7, 1995);
                 Condensed Statement of Revenue and Expenses and Changes in
                       Fund Balance for the three months ended December 31, 1994 (Unaudited);
                 Condensed Statement of Cash Flows for the three months ended
                       December 31, 1994 (Unaudited); and
                 Notes to Condensed Financial Statements (Unaudited).

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Such requests should be addressed to James G. VanDevender, Executive Vice-President, Champion Healthcare Corporation, 14340 Torrey Chase, Suite 320, Houston, Texas 77014; telephone
(713) 583-5491.

                                  THE COMPANY

         Champion Healthcare Corporation (including, where appropriate, its wholly-owned and majority-owned subsidiaries and controlled partnerships, the "Company"), is engaged in the ownership and management of general acute care and specialty hospitals and related health care facilities. The Company currently owns and operates five general acute care hospitals with a total of 716 licensed beds in Alabama, North Dakota, Texas, Utah and Virginia, two psychiatric hospitals with a total of 219 licensed beds in Missouri and Louisiana and one skilled nursing facility with a total of 72 licensed beds in Alabama. The Company also owns a 50% interest in a partnership that owns and operates two general acute care hospitals with a total of 341 licensed beds in Fargo, North Dakota which it accounts for under the equity method of accounting. The Company's principal executive offices are located at 14340 Torrey Chase, Suite 320, Houston, Texas 77014, and its telephone number is
(713) 583-5491.

         The Company is effectively controlled by the preferred shareholders pursuant to a voting agreement that grants such shareholders the right to elect eight of ten directors on the Company's Board of Directors. Preferred shareholders also have voting rights on all matters according to the number of common shares into which the preferred stock is convertible at the time of any shareholder vote. See "Voting Agreement for Election of Directors" and "Voting Rights for Series A, A-1, BB, C and D Preferred Stock."

         On December 6, 1994, the Company merged with AmeriHealth, Inc. ("AHH"), a Delaware corporation, with AHH being the surviving corporation (the "Combined Company") resulting from the merger (the "Merger"). The Merger was accounted for as a recapitalization of the Company with the Company as the acquiror (a reverse acquisition). Concurrent with the Merger, the name of the Combined Company was changed to Champion Healthcare Corporation, and the Combined Company adopted the Company's certificate of incorporation provisions. The Company's common stock trades on the American Stock Exchange under the symbol "CHC".

                THE SELLING SHAREHOLDERS AND THE OFFERED SHARES

         Background. In connection with the Merger, the Company, AHH, Lenox Healthcare, Inc. ("Lenox"), and certain other individuals (together with Lenox, the "Lenox Group") on October 17, 1994, entered into an agreement (the "Lenox Agreement") providing, among other things, that the Company would provide certain registration rights for any shareholder of AHH (including members of the Lenox Group) holding shares of the Common Stock whose trading was restricted (other than affiliates of the Company who remained affiliates after the Merger).

         Agreement with Selling Shareholders. Under the Lenox Agreement the Company agreed to use its best efforts to cause a registration statement to become and remain effective for a period of 120 days and the Company agreed to pay all expenses incurred by it in connection with the registration of the Shares; provided, however, the Company is not required to pay or reimburse any expenses incurred by the Selling Shareholders in connection with the registration of the Shares or underwriting discounts and commissions.

         The Company agreed in the Lenox Agreement to indemnify the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act and the Exchange Act. In addition, certain Selling Shareholders have agreed in the Lenox Agreement to indemnify the Company, its directors and officers and each person, if any, who controls the Company within the meaning of either the Securities Act or the Exchange Act against certain liabilities including civil liabilities under the Securities Act.

         Selling Shareholder Information. The following table sets forth information with respect to the Selling Shareholders:


                                                                                                    Amount of
                                      Relationship with        Amount of           Amount of       Common Stock
                                        Company during     Common Stock Owned     Common Stock     Owned After
         Name                          Last Three Years    Prior to Offering        Offered        Offering(1)
         ----                          ----------------    -----------------        -------        -----------
Stockbridge Investment
   Partners, Inc.                          None                101,690              101,690            -0-

Lenox Healthcare, Inc.                     None                 54,175               54,175            -0-

John F. Lunt                               None                 28,052               28,052            -0-

John C. Orestis                            None                 28,052               28,052            -0-

Patricia E. Greenberg                      None                 31,734               26,475            5,259

Alan Gordich                               None                184,094              184,094            -0-


(1) Assumes that the Selling Shareholders sell all the Common Stock offered hereby.

                                   DIVIDENDS

         Other than a distribution of $0.085 per share paid to the shareholders of the common stock of AHH in connection with the Merger, the Company has not paid cash dividends on its Common Stock and does not anticipate the declaration or payment of dividends on Common Stock for the foreseeable future. Payment of cash dividends, if any, in the future will be determined by the Company's Board of Directors in light of the Company's earnings, financial condition and other relevant considerations. Currently, payments of cash dividends or other distributions or repurchases of any capital stock is prohibited by the Company's Senior Bank Loan Agreement. Cash dividends on Common Stock are also prohibited under the Company's subordinated debt agreements. Further, agreements with the Company's preferred shareholders and the Company's Certificate of Incorporation, as amended, contain provisions that limit the payment of dividends on Common Stock. The Company has outstanding five classes of Preferred Stock, each of which ranks senior to the Common Stock with respect to the declaration and payment of dividends. See "Description of Capital Stock
- Preferred Stock".

                          PRICE RANGE OF COMMON STOCK

         The common stock price is regularly quoted on the American Stock Exchange Composite Transaction Listing under the ticker symbol "CHC". Prior to the Merger the shares of AHH were traded under the symbol "AHH".

         For purposes of reporting stock information, AHH is considered the predecessor of the Company; accordingly, the following table sets forth the high and low sales prices for the common stock of AHH through December 6, 1994, the date of the Merger, and the Company thereafter. The sales prices have been adjusted to reflect the effect of a 5.70358 to 1 reverse stock split effective December 6, 1994.

                       JANUARY 1, 1995 TO
                      TO OCTOBER 5, 1995                  1994                            1993
                     ---------------------                 ----                            ----
                       HIGH         LOW              HIGH         LOW                HIGH         LOW
                       ----         ---              ----         ---                ----         ---
1st Quarter             $9.13       $7.50            $4.63        $3.21              $9.63        $5.35
2nd Quarter             $8.62       $6.25            $5.70        $3.21              $8.20        $4.28
3rd Quarter             $7.87       $6.69            $6.42        $3.21              $5.35        $3.21
4th Quarter                                         $10.00        $6.42              $4.63        $2.85


                      INFORMATION REGARDING CAPITAL STOCK

         COMMON STOCK.

         The Company has authority to issue 25,000,000 shares of Common Stock, $0.01 par value ("Common Stock"), of which approximately 4,243,975 shares are issued and outstanding as of April 10, 1995. (The foregoing number of outstanding shares does not take into account the conversion of any shares of Preferred Stock or the exercise of any options, warrants or other rights.)

         Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of the Company in its discretion, on a ratable basis, out of funds legally available therefor, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or winding up of the affairs of the Company, after payment of debts and liquidation preferences of the Preferred Stock (as described below). Payments of dividends and/or distributions in respect of the Common Stock can only be made if funds for the same are available after payment (or provisions for such payments) have been made in respect of Preferred Stock. Certain credit agreements of the Company prohibit the payment of dividends. See "Dividends". Each share of Common Stock entitles the holder thereof to one vote. Under the Company's Certificate of Incorporation and Bylaws, no rights to cumulative voting exist for the election of the directors of the Company, which means that the holders of more than 50% of the shares voting for the election of the directors can elect 100% of the Directors if they choose to do so. The holders of the remaining shares may therefore not be able to elect any person or persons to the Board of Directors. Holders of Common Stock, as such, do not have preemptive rights to subscribe for any securities of the Company. All of the outstanding shares of the Company are fully paid and non-assessable.

         Mellon Securities Transfer Services, 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660, is the transfer agent for the Common Stock.

         PREFERRED STOCK.

         SERIES D         The Company has authority to issue 2,200,000 shares
of Series D Cumulative convertible preferred stock, $0.01 par value ("Series D"), of which 2,112,819 shares are issued and outstanding as of April 10, 1995. Each share of the Series D preferred stock is convertible, at the holder's option, into two shares of Common Stock until redemption date. The conversion rate is subject to adjustment upon the sale or issuance by the Company of additional Common Stock, including stock rights, options and convertible securities, for consideration less than the conversion price in effect immediately prior to the sale or issuance in question. The Series D shares are mandatorily redeemable on June 1, 2000 at $18.00 per share plus any accrued and unpaid dividends. Subject to certain limitations, Series D shareholders may require redemption of their stock within 90 days of receipt of written notice from the Company of a Change in Control Event or Default Event (as defined); and no redemption of Series D shares shall occur unless all the outstanding Series C and Series D shares can be redeemed, subject to prorations between Series D and Series C shares if sufficient funds to redeem all such shares are not available. The term "Change in Control Event" is defined in the Company's Certificate of Incorporation to include, generally, (i) certain reductions in the amount of shares of Common Stock beneficially owned by Charles
R. Miller as of certain dates, (ii) the acquisition by certain persons of beneficial ownership of securities representing 50% or more of combined voting power of the Company's then outstanding voting securities, (iii) the sale, transfer or other disposition of substantially all the Company's assets, (iv) the merger or consolidation of the Company with or into another entity (other than a wholly-owned subsidiary), which results in a reclassification, conversion, exchange or cancellation of any outstanding shares of Common Stock of the Company, (v) the Company proceeding to acquire its Common Stock or undertaking a corporate reorganization or recapitalization or other action in certain circumstances, and (vi) the liquidation or dissolution of the Company or one or more of its subsidiaries. The term "Default Event" is defined in the Company's Certificate of Incorporation to include, generally, (i) failure by the Company to redeem the full number of shares of, or pay certain dividends on, certain classes of Preferred Stock when required to do so, or the breach or failure to perform certain covenants, (ii) any payment default under any material evidence of indebtedness, (iii) acceleration of indebtedness due under any material evidence of indebtedness, whether due to a payment or other default, which renders the Company insolvent, (iv) breach or failure to perform by the Company of certain covenants set forth in the Note and Stock Purchase Agreement dated May 27, 1992 to which the Company is a party, (v) the occurrence of a Change in Control Event, (vi) an "Event of Default" as defined in the Loan Agreement among the Company and Banque Paribas, as Agent, dated as of May 31, 1995, (vii) breach or failure to perform by the Company of certain covenants in the Company's Series D Note and Stock Purchase Agreement dated December 31, 1993, and (viii) the commencement by the Company of any proceedings under any bankruptcy, reorganization, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction, or an assignment for the benefit of creditors or request for receivership. Dividends on the Series D shares accrue at a rate of 8% of the stated value of $18.00 per share and are payable in cash in certain events, including, among others, a Change in Control or a Successful Secondary Public Offering of the Company's Common Stock resulting in receipt by the Company of gross proceeds not less than $25,000,000 (the term "Successful Secondary Public Offering" being defined in the Company Certificate of Incorporation, however, as a registered public offering of Common Stock by the Company following its merger with AmeriHealth, Inc. which shall have resulted in receipt by the Company of gross proceeds of a minimum of $15,000,000). All accrued dividends shall be paid upon conversion of Series BB through D preferred stock. Series D preferred stock has preference to the Series A through Series C preferred stock and Common Stock as to dividends and redemption and has preference to Series C in liquidation.

         The Company has the right to convert all or any shares of Series D into Common Stock after a Successful Secondary Public Offering of the Company's Common Stock (resulting in receipt by the Company of gross proceeds not less than $25,000,000), provided that prior thereto or concurrently therewith all outstanding Series A through Series C preferred stock shall also have been converted.

         SERIES C         The Company has authority to issue 500,000 shares of
Series C cumulative convertible preferred stock, $0.01 par value ("Series C"), of which 448,811 shares are issued and outstanding as of April 10, 1995. Each share of the Series C preferred stock is convertible, at the holder's option, into two shares of Common Stock until the redemption date. The conversion rate is adjustable upon the same terms and conditions as the other series of preferred stock. The Series C shares are mandatorily redeemable on June 1, 2000 at $18.00 per share plus any accrued and unpaid dividends; however, no redemption of Series C shall occur unless all the outstanding Series C and Series D shares can be redeemed, subject to prorations between Series D and Series C shares if sufficient funds to redeem all such shares are not available. Dividends on the Series C shares accrue at a rate of 8% of the stated value of $18.00 per share and are payable in cash under certain events, including, among others, a Change in Control or a Successful Secondary Public Offering of the Company's Common Stock. As to dividends and redemption, the Series C has preference to the Series A, A-1 and Common Stock and is generally equal to the Series BB and Series D.

         The Company has the right to convert all or any shares of Series C into Common Stock after a Successful Secondary Public Offering of the Company's Common Stock, provided that prior thereto or concurrently therewith all outstanding Series A, A-1, and BB preferred stock shall have been converted.

         SERIES BB        The Company has authority to issue 2,300,000 shares
of Series BB cumulative convertible preferred stock, $0.01 par value ("Series BB"), of which 1,577,546 shares are issued and outstanding as of April 10, 1995. Each share of the Series BB preferred stock is convertible, at the holder's option, into two shares of Common Stock until redemption date. The conversion rate is adjustable upon the same terms and conditions as the other series of preferred stock. The Series BB shares are mandatorily redeemable on June 30, 2000 at $11.80 per share plus any accrued and unpaid dividends; however, no redemption of Series BB shall occur prior to the redemption of Series C and Series D preferred stock. Dividends on the Series BB shares accrue at a rate of 8% of the stated value of $11.80 per share and are payable in cash under certain events, including, among others, a Change in Control or a Successful Secondary Public Offering of the Company's Common Stock. The Series BB has preference to the Series A and A-1 convertible redeemable preferred stock and Common Stock as to redemption, liquidation and dividends.

         The Company has the right to convert all or any shares of Series BB into Common Stock after a Successful Secondary Public Offering of the Company's Common Stock, provided that prior thereto or concurrently therewith all outstanding Series A and A-1 preferred stock shall have been converted.

         SERIES B         The Company has authority to issue 400,000 shares of
Series B $2.125 Increasing Rate Cumulative Convertible Preferred Stock $.01 par value ("Series B"); provided, however that any such issuance must first be approved by unanimous consent of the holders of all Series A, A-1, BB, C and D Preferred Stock. There are currently no shares of Series B preferred stock outstanding and the Company has no intention to issue any such shares.

         SERIES A-1       The Company has authority to issue 6,500,000 shares
of Series A-1 convertible preferred stock, $0.01 par value ("Series A-1"), of which 2,769,109 shares are issued and outstanding as of July 1, 1995. Series A-1 preferred stock is convertible, at the holder's option, into Common Stock at a conversion rate of one share of Common Stock for each four shares of Series A-1 preferred stock. The conversion rate is adjustable upon the same terms and conditions as the other series of preferred stock. Series A-1 shares are mandatorily redeemable, at the holder's option, at $1.00 per share within 90 days of receipt of written notice of a Change in Control Event or a Default Event; however, no redemption of Series A-1 shall occur prior to the redemption of Series BB through Series D preferred stock. Dividends on Series A-1 accrue at a rate of $.08 per share per annum cumulative and accruing from December 28, 1993. Prior to December 28, 1993, cumulative dividends accrued from the date of issuance at a dividend rate of $0.0467 per share per annum. Dividends are payable in Common Stock and/or cash in the event of a Change in Control, subject to the Company's existing agreement with senior secured lenders and the approval of two-thirds of all outstanding Series BB, C and D preferred stock. Subject to the prior liquidation rights of the Series BB through D preferred shareholders, the Series A-1 preferred shareholders shall receive liquidation payments of $1.00 per share plus all accrued but unpaid dividends or ratable payments among all Series A and A-1 preferred shareholders if less than $1.00 plus all accrued but unpaid dividends are available.

         The Company has the right to convert the shares of Series A-1 into Common Stock after a Successful Secondary Public Offering, or upon a qualified merger, consolidation or other similar transaction, as defined.

         SERIES A         The Company has authority to issue 3,500,000 shares
of Series A cumulative convertible preferred stock, $0.01 par value ("Series A"), of which 3,500,000 shares are issued and outstanding as of July 1, 1995. Series A preferred stock is convertible, at the holder's option, into Common Stock at a conversion rate of 1 share of Common Stock for each 3.685 shares of Series A preferred stock. All other rights and preferences that apply to Series A-1 preferred stock apply to Series A preferred stock.

         VOTING RIGHTS FOR SERIES A, A-1, BB, C, AND D PREFERRED STOCK.
All series of preferred stock have voting rights on all matters according to the number of common shares into which the preferred stock is convertible at the time of any shareholders' vote. The issuance of a new class of stock or the increase of shares within an existing class of stock that either ranks on parity with or is superior to a given series of preferred stock as to dividends, redemption and liquidation requires the following approvals by the then outstanding class or classes: (1) 66.66% of Series A and A-1 voting together as a class; (2) 75% of Series BB and C, voting together as a class; and (3) 75% of Series D, voting as a class. No amendment of voting powers, designations, preferences or rights and no amendments of Articles or Bylaws that materially adversely affect the rights of Series A, BB, C, and D preferred stock shall occur without the following approvals by then outstanding class or classes: (1) 90% vote of Series A, voting as a class; (2) 90% of Series BB and C, voting together as a class; and (3) 90% of the Series D, voting as a class. Upon the occurrence of a Default Event, the preferred stock shareholders will have the right to enlarge the Board of Directors and elect a controlling number of directors as described in a Change in Control Event in the section entitled "Certain Anti-Takeover Provisions" herein below.

         At January 31, 1995, preferred stock was convertible into Common Stock as follows:

                          PREFERRED                                   CONVERSION                             COMMON
                            STOCK                                        RATIO                               SHARES
                            -----                                        -----                               ------
Series D                  2,112,819                                        2:1                               4,225,638
Series C                    448,811                                        2:1                                 897,622
Series BB                 1,577,546                                        2:1                               3,155,092
Series A-1                2,769,109                                        1:4                                 692,277
Series A                  3,500,000                                        1:3.685                             949,796
                          ---------                                                                         ----------
Total                    10,408,285                                                                          9,920,425
                         ==========                                                                          =========

         VOTING AGREEMENT FOR ELECTION OF DIRECTORS

         The holders of all classes of the Company's preferred and common stock and the Company executed on December 31, 1993, the D Stockholders Agreement (the "D Agreement"), which contains, among other things, a voting agreement that requires that the Board of Directors consist of eight persons and provides nominee designation rights among specified groups (and agreed voting) for each of these eight positions. The D Agreement was amended in the connection with the December 6, 1994 merger to provide for two additional directors of the Company, which seats were filled by William G. White and Richard D. Sage, two of the former directors of AHH. By virtue of the voting control that the preferred shareholders have in the Company as noted above, such shareholders will, by virtue of the D Agreement, determine who is elected to the Board of Directors of the Company. Neither the Certificate of Incorporation or the Bylaws of the Company provide for cumulative voting rights to elect directors.

         In addition to the voting rights, the D Agreement contains restrictions on transfers of stock, and limited preemptive rights to future Common Stock issues or sales by the Company.

         CERTAIN ANTI-TAKEOVER PROVISIONS

         Under the terms of the Company's Certificate of Incorporation, as amended, the occurrence of a "Change in Control Event" results in a "Default Event". During the period of a "Default Event," the control of the Board of Directors changes such that a majority of the seats shall be held by nominees elected by the Series D preferred shareholders, and a majority of the remaining seats shall be filled by the nominees elected by the holders of the Series A, A-1, BB and C Preferred Stock voting as a class.

         In addition, upon a Change in Control Event or a Default Event, the holders of Series A, A-1, BB, C and D Preferred Stock have redemption rights.

                                 LEGAL MATTERS

         Certain legal matters with respect to the Shares will be passed upon for the Company by Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk, L.L.P. ("Michener Larimore"), 3500 City Center Tower II, 301 Commerce Street, Fort Worth, Texas 76102. Certain partners and associates of Michener Larimore are common shareholders of the Company.

                                    EXPERTS

         The consolidated balance sheets of Champion Healthcare Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and related consolidated financial statement schedules, which appear in Champion Healthcare Corporation's Annual Report on Form 10-K/A Amendment No.3 for the year ended December 31, 1994, have been incorporated herein in reliance upon the report, dated March 30, 1995 of Coopers & Lybrand L.L.P., independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of AmeriHealth, Inc. and subsidiaries as of December 31, 1993 and 1992, appearing in AmeriHealth Inc.'s Annual Report (Form 10K, as amended) for the year ended December 31, 1993, and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such report contains an explanatory paragraph with respect to the existence of substantial doubt regarding the ability of AmeriHealth to continue as a going concern mentioned in Note B to the consolidated financial statements. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Psychiatric Healthcare Corporation (formerly Pinnacle Healthcare Corporation) and subsidiaries as of December 31, 1993, included in the AmeriHealth Proxy Statement dated November 11, 1994, as amended, and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The balance sheets of Dakota Hospital as of September 30, 1994 and 1993, and the related statements of revenues, fund balances, and cash flows for each of the years in the two-year period ended September 30, 1994, which appear in the Company's Report on Form 8-K dated December 21, 1994, have been incorporated herein in reliance upon the report, dated November 8, 1994 (except for Note 13 as to which the date is December 21, 1994) of Charles Bailly & Company P.L.L.P., independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

         The consolidated balance sheets of Salt Lake Regional Medical Center and subsidiaries as of April 13, 1995 and May 31, 1994 and the related statements of income, equity, and cash flows for the period from June 1, 1994 through April 13, 1995 and the year ended May 31, 1994, respectively, which appear in the Company's Report on Form 8-K/A Amendment No.1 dated April 13, 1995, have been incorporated herein in reliance upon the report, dated June 11, 1995 of Coopers & Lybrand L.L.P., independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.






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